UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

GREY WOLF, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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P r e s s R e l e a s e Contact: David W. Wehlmann Executive Vice President & Chief Financial Officer
AMEX SYMBOL: GW
FOR IMMEDIATE RELEASE: HOUSTON, TEXAS — NOVEMBER 14, 2008, ISS RISKMETRICS AND PROXY GOVERNANCE RECOMMEND GREY WOLF SHAREHOLDERS APPROVE MERGER WITH PRECISION DRILLING
Houston, Texas, November 14, 2008 — Grey Wolf, Inc. (AMEX: GW) today announced that ISS RiskMetrics and Proxy Governance, Inc., two of the nation’s leading proxy advisory firms, have recommended that Grey Wolf shareholders vote “FOR” the merger transaction between Grey Wolf and Precision Drilling Trust (NYSE: PDS).
In supporting the transaction, ISS RiskMetrics stated: “Based on a review of the terms of the transaction and the factors described above, in particular, the strategic rationale and the enhanced governance provisions, the merger agreement warrants shareholder support. In addition, we note that the proposed offer seems to have supported the Grey Wolf stock price as evidenced by the fact that Grey Wolf’s stock price has declined significantly less that the average stock price decline of its peer group.”
Proxy Governance, in its recommendation that Grey Wolf shareholders vote to approve the transaction, stated: “We support this transaction because it appears to place a fair value on the company based on the overall market reaction, the premium offered, and the company’s historic prices. We also support the board’s active engagement in the process, as well as the use of an auction process to help maximize shareholder value.”
Thomas P. Richards, Chairman, President and CEO of Grey Wolf, said, “We are pleased that both ISS and Proxy Governance agree that this transaction is in the best interests of our shareholders. Grey Wolf shareholders will receive both immediate value through the cash component of the consideration and will also have the opportunity to participate in the upside as securityholders in the combined company. We urge our shareholders to follow the ISS and Proxy Governance recommendations and approve the merger by voting the proxy card FOR adoption of the merger agreement.”
Stockholders needing assistance with their proxy can contact Grey Wolf’s information agent, Georgeson, Inc.;
Banks and brokers call: (212) 440-9800
Grey Wolf stockholders call: (800) 561-3540

About Grey Wolf
Grey Wolf is a leading provider of turnkey and contract oil and gas land drilling services in the United States. Grey Wolf operates from divisions in South Texas, Gulf Coast, Ark-La-Tex, Mississippi/Alabama, Mid-Continent, Rocky Mountain regions, and Mexico. Grey Wolf is headquartered in Houston, Texas, USA. Grey Wolf, Inc. is listed on the American Stock Exchange under the trading symbol “GW”. For more information about Grey Wolf, go to http://www.gwdrilling.com.
For further information please contact:
David W. Wehlmann
Executive Vice President and Chief
Financial Officer
Telephone: 713-435-6100
Fax: 713-435-6171
10370 Richmond Ave, Suite 600
Houston, TX 77042
Forward-Looking Statements
The foregoing communication contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. The specific forward-looking statements cover our expectations and projections regarding the anticipated benefits of the Precision merger. These forward-looking statements are subject to risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially, including oil and natural gas prices and trends in those prices, the pricing and other competitive policies of our competitors, uninsured or under-insured casualty losses, cost of insurance coverage, increasing rig supply, changes in interest rates, unexpected costs under turnkey drilling contracts, weather conditions, the overall level of drilling activity in our market areas, integration difficulties, and the risk that the merger may not be completed or anticipated benefits will not be realized. Please refer to reports filed with the Securities and Exchange Commission by Precision and Grey Wolf for additional information concerning risk factors that could cause actual results to differ materially from these forward-looking statements.
Additional Information and Where to Find It
In connection with the proposed merger, Precision has filed a registration statement on Form F-4, which includes a proxy statement of Grey Wolf with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS OF GREY WOLF ARE URGED TO CAREFULLY READ IN THEIR ENTIRETY THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND OTHER MATERIALS REGARDING THE PROPOSED TRANSACTION, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT GREY WOLF, PRECISION, PRECISION LOBOS CORPORATION, A WHOLLY-OWNED SUBSIDIARY OF PRECISION CREATED AS A SPECIAL PURPOSE VEHICLE, AND THE PROPOSED MERGER. Prospective investors and security holders may obtain a free copy of the registration statement and the proxy statement/prospectus and other documents containing information about Grey Wolf and Precision, without charge, at the SEC’s web site at www.sec.gov, at Precision’s web site at www.precisiondrilling.com, and at Grey Wolf’s web site at www.gwdrilling.com. Copies of the registration statement and the proxy statement/prospectus and the SEC filings are incorporated by reference therein may also be obtained for free by directing a request to either Investor Relations, Precision Drilling Trust, (403) 716-4500 or to Investor Relations, Grey Wolf, Inc., (713) 435-6100.

Participants in the Solicitation
Grey Wolf and Precision and their respective directors, officers, trustees and other persons may be deemed to be participants in the solicitation of proxies from Grey Wolf’s shareholders in respect of the proposed merger. Information about the directors and executive officers of Grey Wolf and their ownership of Grey Wolf common stock can be found in Grey Wolf’s proxy statement filed October 29, 2008 (the “proxy statement/prospectus”). Information concerning the directors and executive officers of Precision is included in the proxy statement/prospectus. Additional information regarding the identity of potential participants in the solicitation of proxies in respect of the proposed merger and a description of their direct and indirect interests, by security holdings or otherwise, is also included in the proxy statement/prospectus.
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